Consent of Independent Accountants



To the Board of Directors of
Strong Equity Funds, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 19 to the Registration Statement of Strong Equity Funds, Inc. on Form N-1A of our report dated February 4, 1998 on our audits of the financial statements and financial highlights of Strong Growth Fund, Strong Value Fund, Strong Small Cap Fund, Strong Growth 20 Fund and Strong Mid Cap Fund (each a series of Strong Equity Funds, Inc.), which report is included in these Funds' Annual Report to Shareholders for the year ended December 31, 1997, which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the captions "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.





                                   COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin
April 28, 1998

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